UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	August 15, 2008

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

101 ASH STREET, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

The following information supplements and should be read in conjunction with the information contained in Sempra Energy's Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Sempra Global – Three-Year $2.5 Billion Revolving Credit Facility

On August 15, 2008, Sempra Global, a subsidiary of Sempra Energy, entered into a Three-Year Revolving Credit Agreement with a syndicate of lenders for which Citibank, N.A. serves as administrative agent.

The credit facility has become effective and permits revolving credit borrowings by Sempra Global of up to $2.5 billion through August 15, 2011.  It also provides for the issuance of up to $300 million of letters of credit on behalf of Sempra Global with the amount of borrowings otherwise available under the facility reduced by the amount of outstanding letters of credit.

Sempra Global's obligations under the credit facility are guaranteed by Sempra Energy. Borrowings under the facility, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with market index rates and Sempra Energy's credit ratings. The facility also requires Sempra Energy to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the facility) of no more than 65%.

Sempra Generation – Three-Year $1 Billion Revolving Credit Facility

Also on August 15, 2008, Sempra Generation, a subsidiary of Sempra Energy, entered into a Three-Year Revolving Credit Agreement with a syndicate of lenders for which Citibank, N.A. serves as administrative agent. The credit facility has become effective and permits revolving credit borrowings by Sempra Generation of up to $1 billion through August 15, 2011.

Sempra Generation’s obligations under the credit facility are guaranteed by Sempra Energy. Borrowings under the facility, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with market index rates and Sempra Energy's credit ratings. The facility also requires Sempra Energy to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the facility) of no more than 65%.

San Diego Gas & Electric Company and Southern California Gas Company – Three-Year $800 Million Revolving Credit Facility

Also on August 15, 2008, San Diego Gas & Electric Company and Southern California Gas Company, utility subsidiaries of Sempra Energy, entered into a Three-Year Revolving Credit Agreement with a syndicate of lenders for which JPMorgan Chase Bank serves as administrative agent.

The credit facility has become effective and permits revolving credit borrowings by each utility of up to $600 million through August 15, 2011 subject to a combined borrowing limit for both utilities of $800 million.  It also provides for the issuance of letters of credit on behalf of each utility subject to a combined letter of credit commitment of $200 million for both utilities with the amount of borrowings otherwise available under the facility reduced by the amount of outstanding letters of credit.

Borrowings, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with market index rates and the borrowing utility's credit rating. The facility also requires each utility to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the facility) of no more than 65%.

Each utility’s obligations under the credit facility are individual obligations and a default by one utility would not constitute a default or preclude borrowings by, or the issuance of letters of credit on behalf of, the other utility.

Termination of Other Credit Facilities

Concurrently with the effectiveness of the credit agreements described above, the following credit facilities were terminated:

Sempra Global’s $2.5 billion and $750 million revolving credit facilities scheduled to expire in August 2010 and November 2008, respectively.

Sempra LNG’s $1.25 billion revolving credit facility scheduled to expire in December 2009.

San Diego Gas & Electric Company’s and Southern California Gas Company’s combined $600 million revolving credit facility scheduled to expire in August 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: August 18, 2008	By: /s/ Joseph A. Householder
Joseph A. Householder Senior Vice President, Controller and Chief Accounting Officer

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